                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                                Blair Corporation
                                -----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    092828102
                                    ---------
                                 (CUSIP Number)


                                September 2, 1998
                                -----------------
               (Date of Event which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]   Rule 13d-1(b)
                  [ X ]   Rule 13d-1(c)
                  [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745

-------------------------------------------------------------------------------
CUSIP NO. 002828 10 2                                       Page 2 of 5 Pages
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
         GERALD A. HUBER
-------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)
         (a) __
         (b) __
-------------------------------------------------------------------------------
3)       SEC USE ONLY

-------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
-------------------------------------------------------------------------------
                                    5)      SOLE VOTING POWER
         NUMBER OF
                                            2,900
         SHARES                     ___________________________________________
                                    6)      SHARED VOTING POWER
         BENEFICIALLY
                                            513,046
         OWNED BY                   ___________________________________________
                                    7)      SOLE DISPOSITIVE POWER
         EACH
                                            2,900
         REPORTING                  ___________________________________________
                                    8)      SHARED DISPOSITIVE POWER
         PERSON
                                            513,046
         WITH
-------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            515,946
-------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)  __

-------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  (11)
                                            6.1%
-------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON (See Instructions)
         IN

-------------------------------------------------------------------------------

                                                              Page 3 of 5 Pages


                                  SCHEDULE 13G



Item 1(a):        Name of Issuer:

                           BLAIR CORPORATION

Item 1(b):        Address of Issuer's Principal Executive Offices:

                           220 Hickory Street
                           Warren, Pennsylvania  16366

Item 2(a):        Name of Person Filing:

                           Gerald A. Huber

Item 2(b):        Address of Principal Business Office or,
                           if none, Residence:

                           220 Hickory Street, Warren, Pennsylvania  16366

Item 2(c):        Citizenship:

                           United States

Item 2(d):        Title of Class of Securities:

                           Common Stock

Item 2(e):        CUSIP Number:

                           092828 10

Item 3: Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c):

                           (a) [  ]   Broker or dealer registered under section
                                      15 of the Act (15 U.S.C. 78O);

                           (b) [  ]   Bank as defined in section 3(a)(6) of the
                                      Act (15 U.S.C. 78c);

                           (c) [  ]   Insurance company as defined in section
                                      3(a)(19) of the Act (15 U.S.C. 78c);
                                      Page 4 of 5 Pages

                           (d) [  ]   Investment company registered under
                                      section 8 of the Investment Company Act
                                      of 1940 (15 U.S.C. 80a-8);

                           (e) [  ]   An investment adviser in accordance with
                                      Section 240.13d-1(b)(1)(ii)(E);

                           (f) [  ]   An employee benefit plan or endowment
                                      fund in accordance with Section
                                      240.13d-1(b)(1)(ii)(F);

                           (g) [  ]   A parent holding company or control
                                      person in accordance with Section
                                      240.13d-1(b)(1)(ii)(G);

                           (h) [  ]   A savings associations as defined in
                                      Section 3(b) of the Federal Deposit
                                      Insurance Act (12 U.S.C. 1813);

                           (i) [  ]   A church plan that is excluded from
                                      the definition of an investment company
                                      under section 3(c)(14) of the Investment
                                      Company Act of 1940 (15 U.S.C. 80a-3);

                           (j) [  ]   Group, in accordance with Section
                                      240.13d-1(b)(1)(ii)(J)

Item 4:           Ownership:

                           (a) Amount beneficially owned:  515,946

                           (b) Percent of class:  6.1%

                           (c) Number of shares as to which the person has:

                               (i)   Sole power to vote or to direct the vote
                                                                           2,900

                               (ii)  Shares power to vote or to direct the vote
                                                                         513,046

                               (iii) Sole power to dispose or to direct the
                                     disposition of                        2,900

                               (iv)  Shared power to dispose or to direct
                                     the disposition of                  513,046

Item 5:           Ownership of Five Percent or Less of a Class:

                           Not applicable

                                                               Page 5 of 5 Pages

Item 6:           Ownership of More Than Five Percent on Behalf of
                  Another Person:

                    Gerald A. Huber shares beneficial ownership of 513,046 shares of Blair Corporation Common Stock with PNC Bank Corp. Mr. Huber and PNC Bank Corp. are co-executors of the John L. Blair Estate.


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not applicable

Item 8:           Identification and Classification of Members of the Group:

                           Not applicable

Item 9:           Notice of Dissolution of Group:

                           Not applicable

Item 10: Certification:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



/s/ Gerald A. Huber                                          February 10, 1999
---------------------------                                  -----------------
Signature                                                    Date

Gerald A. Huber
Name/Title   Co-Executor